Exhibit 99.3
EXHIBIT A-2
FORM OF COMPANY VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2005 by and between Sybase, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder and/or option holder (the “Stockholder”) of Extended Systems Incorporated, a Delaware corporation (the “Company”).
RECITALS:
     A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Ernst Acquisition Corporation, a Delaware Corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive a cash payment, as set forth in the Merger Agreement.
     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.
     C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such, and not in any other capacity, including as a director or officer of the Company, as applicable) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
          (a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.
          (b) “person” shall mean any individual, corporation (including any not-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture,

estate, limited liability company, trust, company (including any limited liability company or joint stock company), association, organization, entity, or governmental authority.
          (c) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, however, that with respect to each of the foregoing clauses, shares Transferred in compliance with Section 2(a)(i), (ii), (iv) or (v) shall not be deemed to be Shares subsequent to such Transfer.
          (d) Transfer. A person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or other disposition of such security or any interest therein.
     2. Transfer of Shares.
          (a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares. Notwithstanding the foregoing, the Stockholder may Transfer Shares held by the Stockholder (i) in transactions effected on a national securities exchange or through the Nasdaq Stock Market so long as the number of Shares so Transferred in any one month period does not exceed [10,000 Shares][the monthly average number of Shares Transferred by the Stockholder in the twelve month period prior to the date of this Agreement], (ii) in connection with the exercise (cashless or otherwise) of options to acquire shares of the Company common stock in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by that Stockholder in connection with that exercise, (iii) to a family member or trust for estate planning purposes, provided the transferee has agreed in writing to be bound by the terms of this Agreement (including by granting a proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement, (iv) to a personal representative or executor of the Stockholder in the event of his death or (v) pursuant to, and in accordance with, the terms of the Stockholder’s 10b5-1 plan or arrangement with the Company, if any, as in effect as of the date of this Agreement.
          (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.
     3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:
          (a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;
          (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement;
          (c) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and
          (d) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any person.
     4. Irrevocable Proxy. The Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints the directors of the Board of Directors of Parent, and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares in the manner contemplated by Section 3 above (the “Proxy”). By granting this Proxy, any and all prior proxies given by the Stockholder with respect to any Shares are hereby revoked and the Stockholder hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date. This Proxy granted by the Stockholder is irrevocable to the fullest extent permitted by law (except as provided in the following sentence), is coupled with an interest and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. This Proxy granted by the Stockholder shall not be revoked prior to the Expiration Date.
     5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, (i) the Stockholder is (and, except for Transfers permitted by Section 2(a) hereof, will be) the beneficial owner of the shares of capital stock of the Company, and the options, warrants and other rights to purchase shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (each an “Encumbrance”) (other than those Encumbrances which are in favor of the Company, provided Parent shall have been provided with copies of the relevant documentation related thereto); (iii) the Stockholder does not (and will not) beneficially own any securities of the Company other than the shares of capital stock of the Company, and options, warrants and other rights to purchase shares of capital stock of the Company, set forth on the signature page of this Agreement; (iv) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; (v) the Stockholder agrees that it will not bring, commence, institute, maintain or prosecute any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof; (vi) the execution, delivery and performance of this Agreement by the Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, the Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if the Stockholder is not an individual), or any law, contract, instrument, arrangement or agreement by which such Stockholder is bound; (vii) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and the availability of equitable remedies may be limited by equitable principles of general applicability; and (viii) the execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign.
     6. Consent and Waiver. The Stockholder (in his or her capacity as such, and not in any other capacity including as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party (as a stockholder of the Company), or pursuant to any rights Stockholder may have (as a stockholder of the Company). The Stockholder further consents and authorizes Parent and Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.
     7. Representations and Warranties of Parent. The Parent hereby represents and warrants to the Stockholder that Parent has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary company action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.
     8. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.
     9. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.
     10. Appraisal Rights. The Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any of the Shares which may arise with respect to the Merger.
     11. Miscellaneous.
          (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall not be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          (b) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (c) Binding Effect; Assignment. The Stockholder may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
          (e) Specific Performance; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
          (g) Entire Agreement. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder.
          (h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent:	Sybase, Inc.
One, Sybase Drive
Dublin, California 94568
Attention: Daniel Carl
Telephone No.: (925) 236-5000
Telecopy No.: (925) 236-6823

with a copy to:	O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111

Attention: Michael S. Dorf, Esq.
Telephone No.: (415) 984-8700
Telecopy No.: (415) 984-8701
          If to the Stockholder: To the address for notice set forth on the signature page hereof.
          (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.
          (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.
          (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
          (l) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          (m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
          (n) Waiver of Jury Trial. EACH OF THE PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SYBASE, INC.		STOCKHOLDER:

By:		By:

	Signature of Authorized Signatory	Signature

Name:		Name:

Title:		Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options, warrants or other rights